One Corporate Center Rye, NY 10580-1422 Tel. (914) 921-5070 Fax (914) 921-5118 www.gabelli.com info@gabelli.com	The Gabelli Global Multimedia Trust Inc.

For information:
Carter Austin
(914) 921-5070

PRESS RELEASE

FOR IMMEDIATE RELEASE

Rye, New York	NYSE – GGT
March 8, 2010	CUSIP – 36239Q109

GABELLI GLOBAL MULTIMEDIA TRUST

ADOPTS A 10% DISTRIBUTION POLICY

Rye, NY -- The Board of Directors of The Gabelli Global Multimedia Trust Inc. (NYSE:GGT) (the “Fund”) authorized the adoption of a 10% distribution policy for the Fund’s common shareholders. The Board of Directors will determine the quarterly distribution amount and timing of the initial distribution pursuant to the 10% annual distribution policy at its next scheduled board meeting in May 2010.

The Fund had a distribution policy in place from 2005 - 2008. The Board of Directors elected to suspend this distribution policy in February 2009 given the financial market environment and investment opportunities available at the time.

The Board of Directors believes that reinstituting a distribution policy is appropriate in the current economic climate and may serve as a catalyst to realize value for the Fund’s common shareholders. The Board of Directors recognizes that cash flow is a consideration for many of the Fund’s shareholders and believes that periodic cash distributions may attract investors seeking a consistent level of cash flow. A distribution policy is one of several shareholder initiatives the Board of Directors has considered in its effort to narrow the discount to net asset value of the Fund’s publicly traded common shares. The Fund’s share repurchase program remains in effect.

Each quarter, the Board of Directors will review the amount of any potential distribution and the income, capital gain, or capital available. The Fund’s distribution policy would be subject to modification by the Board of Directors at any time.

It should be noted that the Fund’s total assets include capital from preferred stock issued in prior years. Gabelli Funds, LLC (the “Investment Adviser”) does not receive a management fee on the incremental assets attributable to the Fund’s outstanding preferred stock unless the total return of the net asset value of the common stock during the year, including distributions and management fee subject to reduction, exceeds the stated dividend rate or corresponding swap rate of each particular series of preferred stock for the fiscal year.

The Gabelli Global Multimedia Trust Inc. is a non-diversified, closed-end management investment company with $143 million in total assets whose primary investment objective is long-term growth of capital. The Investment Adviser is a subsidiary of GAMCO Investors, Inc. (NYSE:GBL), which is a publicly traded NYSE listed company.